Exhibit 12.1: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements (dollars in thousands) (unaudited)

	For the Nine Months
	Ended September 30,

	2003	2002

Including Interest on Deposits
Earnings:
Income before income taxes	$2,558,082	$1,933,429
Fixed charges	1,151,485	1,207,663
Interest capitalized during period, net of amortization of previously capitalized interest	(10,563)	(5,864)

Earnings, for computation purposes	$3,699,004	$3,135,228

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$1,150,071	$1,204,733
Portion of rents representative of the interest factor	1,414	2,930

Fixed charges	1,151,485	1,207,663
Preferred stock dividend requirements	16,507	16,814

Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$1,167,992	$1,224,477

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	3.17	2.56

Excluding Interest on Deposits
Earnings:
Income before income taxes	$2,558,082	$1,933,429
Fixed charges	300,142	265,258
Interest capitalized during period, net of amortization of previously capitalized interest	(10,579)	(5,880)

Earnings, for computation purposes	$2,847,645	$2,192,807

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings and long-term debt and bank notes, expensed or capitalized	$298,728	$262,328
Portion of rents representative of the interest factor	1,414	2,930

Fixed charges	300,142	265,258
Preferred stock dividend requirements	16,507	16,814

Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$316,649	$282,072

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	8.99	7.77

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation's Preferred Stock outstanding.